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                             MANAGEMENT AGREEMENT


     This MANAGEMENT AGREEMENT is made as of the _____ day of ______________ ____, 2000 by and between BERTHEL GROWTH TRUST II, a Delaware business trust (the "Trust"), and BERTHEL FISHER & COMPANY PLANNING, INC., an Iowa corporation (hereinafter referred to as the "Trust Advisor").

                                   RECITALS

     WHEREAS, the Trust is a business trust organized under The Delaware Business Trust Act, as amended, and has made an election to be regulated as a business development company under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

     WHEREAS, the Trust Advisor is an investment adviser under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, the Trust desires to retain the Trust Advisor to render management, administrative and certain investment advisory services to the Trust in the manner and on the terms hereinafter set forth; and

     WHEREAS, the Trust Advisor is willing to serve as the investment adviser to the Trust and to provide management, administrative and investment advisory services to the Trust on the terms and conditions hereinafter set forth.

                                     TERMS

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Trust Advisor hereby agree as follows:

     1. DUTIES OF THE TRUST ADVISOR. The Trust hereby employs the Trust Advisor to furnish, or arrange for affiliates of the Trust Advisor to furnish, the management, administrative and investment advisory services described below and as described in the Prospectus ("Prospectus") of the Trust, subject to the general supervision and review of the Management Board of the Trust for the period and on the terms and conditions set forth in this Agreement. The Management Board consists of the Trust Advisor and the Independent Trustees appointed pursuant to the terms and conditions of the Declaration of Trust ("the Declaration") for the Trust, as amended. The Trust Advisor hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein.

         (a) MANAGEMENT SERVICES. The Trust Advisor shall perform or arrange for the performance of the management and administrative services necessary for the operation of the Trust, including providing managerial assistance to portfolio companies of the Trust, as shall be necessary for the operation of the Trust. The Trust Advisor shall also perform services related to administering the accounts and handling relations with all holders of beneficial interests in the Trust. The Trust Advisor shall provide the Trust with office space, equipment and facilities and such other services as the Trust Advisor shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Trust Advisor shall also, on behalf of the Trust, conduct relations with custodians, depositories, transfer agents, other shareholder service agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Trust Advisor shall report to the Board as to its performance of obligations hereunder and

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shall furnish advice and recommendations with respect to such other aspects of the business and affairs of the Trust as the Trust Advisor shall determine to be desirable.

         (b) INVESTMENT ADVISORY SERVICES. Pursuant to the Declaration, the Trust Advisor is responsible for providing investment advisory services in connection with the Trust's investments (such investments being referred to herein as the "Investments"). The Trust Advisor shall also provide the Trust with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the Investments, and shall advise Management of the investment program for the Investments and shall determine from time to time which Investments shall be purchased, sold or exchanged and what portion of the Trust's assets shall be held in various money market securities or cash, subject always to any restrictions of the Declaration, as amended from time to time, the provisions of the Investment Company Act and the Trust's investment objectives, investment policies and investment restrictions as the same are set forth in the reports filed by the Trust under the Securities Exchange Act of 1934, as amended. The Trust Advisor shall also make determinations with respect to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Trust's Investments shall be exercised. The Trust Advisor shall take, on behalf of the Trust, all actions it deems necessary to implement its investment policies. Subject to the provisions of the Investment Company Act and other applicable provisions of law, the Trust Advisor may select brokers or dealers with which it or the Trust is affiliated to effect the purchase or sale of Investments. The Trust Advisor, in its sole discretion, may engage professionals, consultants and other persons whose expertise or qualifications may assist the Trust Advisor or the Trust in connection with the Trust's business and, if such persons are not affiliated with the Trust Advisor, may treat the costs and expenses so incurred as a Trust expense.

     2.  ALLOCATION OF CHARGES AND EXPENSES.

         (a) THE TRUST ADVISOR. The Trust Advisor assumes and shall pay those expenses specifically required to be paid by the Trust Advisor, as set forth in the Prospectus.

         (b) THE TRUST. The Trust assumes and shall pay or cause to be paid (or, to the extent paid by the Trust Advisor, reimbursed) all other expenses of the Trust not expressly required by the Prospectus to be paid by the Trust Advisor.

     3.  COMPENSATION OF THE TRUST ADVISOR.

         (a) MANAGEMENT FEE. For the services rendered, the facilities furnished and the expenses assumed by the Trust Advisor, the Trust shall pay to the Trust Advisor a Management Fee as set forth in the Prospectus. Such fee is payable monthly in arrears. To the extent that the Trust does not have cash or readily marketable securities in an amount sufficient to pay the management fee, the Trust will accrue such fee as a liability and pay the accrued fee at such time as it has sufficient cash available to it. The accrued fee will be treated as a loan from the Trust Advisor to the Trust, provided the terms of such loan, including the interest to be paid, shall be no less favorable to the Trust that those that are generally available from unaffiliated third parties, and such loan must be approved by a majority of the Independent Trustees. The Management Fee otherwise payable to the Trust Advisor shall be reduced by the amount of any fees received by the Trust Advisor for the same period for services rendered to a small business investment company subsidiary of the Trust. Any change to the compensation to the Trust Advisor as set forth in the Prospectus must be approved by a majority of the Independent Trustees of the Trust and by a majority of the Shareholders of the Trust.

         (b) OTHER FEES. As set forth in the Prospectus, if the Trust Advisor or an affiliate may legally perform brokerage services in connection with the acquisition or disposition of Trust

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investments, the entity providing those services will be entitled to up to the maximum legal brokerage fee (currently up to 2% of the gross proceeds of the acquisition or disposition).

         (c) EXPENSE LIMITATIONS. If the operating expenses of the Trust, including amounts payable to the Trust Advisor pursuant to subsection (a) hereof, for any fiscal year ending on a date on which this Agreement is in effect, exceed any expense limitations applicable to the Trust imposed by applicable federal or state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Trust Advisor shall reduce its Management Fee hereunder by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Trust in the amount of such excess; PROVIDED, however, to the extent permitted by law, there shall be excluded from such expenses the amount of any interest, taxes, portfolio transaction costs and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Trust. Whenever the expenses of the Trust exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be applicable as an offset against the monthly payment of the fee due to the Trust Advisor. Should two or more such expense limitations be applicable as at the end of the last business day of the month, that expense limitation which results in the largest reduction in the Trust Advisor's management fee shall be applicable. Notwithstanding the foregoing, the expenses reimbursed to the Trust Advisor shall not exceed the actual cost of providing such services, provided such actual cost shall not exceed the cost that is competitive with that charged for comparable administrative services in the same geographic area by unrelated third parties.

     4. TRUST ADVISOR'S INTEREST IN MANAGEMENT SHARE. The Trust Advisor shall have the interest in the Management Share as is described in the Prospectus and the Declaration. Any change to the Management Share payable to the Trust Advisor as set forth in the Prospectus and the Declaration must be approved by a majority of the Independent Trustees of the Trust and by a majority of the Shareholders of the Trust.

     5.  LIMITATION OF LIABILITY OF THE TRUST ADVISOR.

         (a) GOOD FAITH. The provisions of Section 3.6 of the Declaration are hereby incorporated by reference into this Agreement. The liability of the Trust Advisor and its officer, directors and employees to the Trust shall be limited hereunder to the extent limited by Section 3.6 of the Declaration.

         (b) INDEMNIFICATION. The provisions of Section 3.7 of the Declaration are hereby incorporated by reference into this Agreement and are expressly approved by the Management Board of the Trust. The Trust Advisor shall be entitled to indemnification hereunder in each instance where the Trust Advisor is entitled to indemnification under said Section 3.7.

     6. ACTIVITIES OF THE TRUST ADVISOR. The services of the Trust Advisor of the Trust to be performed under this Agreement are not deemed to be exclusive, the Trust Advisor being free to render services to others. It is understood that Trustees or affiliates of the Trust (other than the Independent Trustees) and holders of beneficial interest of the Trust are or may become interested in the Trust Advisor as directors, officers, employees or shareholders of the Trust Advisor or otherwise and that the Trust Advisor or its directors, officers, employees or shareholders are or may become interested in the Trust as Trustees (other than as an Independent Trustee), holders of beneficial interests or otherwise.

     7. DURATION AND TERMINATION OF THIS CONTRACT. This Agreement shall become effective as of the date first above written and shall remain in force until December 31, 2011, and thereafter

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will continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Management Board of the Trust or the vote of a majority of the outstanding voting securities of the Trust and (ii) a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, by a vote cast in person at a meeting called for the purpose of voting on such approval.

     Subject to the provisions of the Declaration, including without limitation the provisions of paragraph 12.11 thereof, this Agreement may be terminated at any time, without the payment of any penalty, by the Management Board of the Trust or by vote of a majority of the outstanding voting securities of the Trust, or by the Trust Advisor, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

     8. AMENDMENTS OF THIS AGREEMENT. This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Management Board of the Trust or the vote of a majority of the holders of outstanding voting securities of the Trust and (ii) a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, by a vote cast in person at a meeting called for the purpose of voting on such approval.

     9. DEFINITIONS OF CERTAIN TERMS. The terms used in this Agreement shall have the respective meanings specified in the Investment Company Act and the rules thereunder, the Declaration of Trust and the Prospectus of the Trust.

     10. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Iowa and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of Iowa, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

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                     SIGNATURE PAGE FOR MANAGEMENT AGREEMENT


     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                    BERTHEL GROWTH TRUST II

                                    By: BERTHEL FISHER & COMPANY PLANNING, INC.
                                           Trust Advisor


                                           By
                                              ---------------------------------
                                                   HENRY ROYER, President




                                    BERTHEL FISHER & COMPANY PLANNING, INC.
                                       Trust Advisor

                                           By
                                              ---------------------------------
                                                   THOMAS J. BERTHEL, Chief
                                                      Executive Officer














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